Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON COMPLETES RECORD YEAR
AS FOURTH QUARTER EARNINGS INCREASED 23% TO $0.70;
POISED FOR STRONG GROWTH IN 2014

Springdale, Arkansas – November 18, 2013 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months
	2013	2012	2013	2012
Sales	$8,894	$8,315	$34,374	$33,055
Operating Income	416	354	1,375	1,286

Income from Continuing Operations	259	203	848	614
Loss from Discontinued Operation	—	(22)	(70)	(38)
Net Income	259	181	778	576
Less: Net Loss Attributable to Noncontrolling Interests	(2)	(4)	—	(7)
Net Income Attributable to Tyson	$261	$185	$778	$583

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.70	$0.57	$2.31	$1.68
Adjusted[1] Net Income Per Share from Continuing Operations Attributable to Tyson	$0.70	$0.57	$2.26	$1.97

Net Income Per Share Attributable to Tyson	$0.70	$0.51	$2.12	$1.58
Adjusted[1] Net Income Per Share Attributable to Tyson	$0.70	$0.55	$2.22	$1.91

1 Adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release.
Fourth Quarter Highlights

•	Record sales of $8.9 billion, an increase of 7% over last year

•	Operating income increased 18% to $416 million

•	Repurchased 9.9 million shares for $300 million

•	Board declares 50% increase on quarterly dividend from $0.05 to $0.075 on shares of Class A common stock
Fiscal 2013 Highlights

•	Record adjusted EPS from continuing operations increased 15% to $2.26 compared to $1.97 last year

•	Record sales of $34.4 billion, an increase of 4% over last year

•	Operating income increased 7% to $1,375 million

•	Repurchased 21.1 million shares for $550 million

•	Liquidity totaled $2.1 billion at September 28, 2013

“We had a great fourth quarter, and 2013 was the best year in company history in terms of record sales and earnings per share,” said Donnie Smith, Tyson’s president and chief executive officer. “The company achieved these results while buying back $550 million in stock, paying more than $100 million in dividends, continuing to build out operations in China and growing our prepared foods business through acquisitions and by entering new product categories.

“A year ago we outlined our expectations for growth. We said you should expect top line sales to grow around 3-4% annually. In fiscal 2013, we grew sales by 4%,” Smith said. “This time last year, we projected earnings for fiscal 2013 would be roughly flat to the previous two years but would grow at a rate of at least 10% a year in 2014 and beyond. By overcoming many challenges, we grew adjusted earnings from continuing operations by 15% this year. Sales growth from value-added products was almost 6%, against an aggressive goal of 6-8% growth per year. And finally, we set a goal of growing sales from international production by 12-16% a year, and we beat that goal with 20% growth.

“I’m proud of what we’ve accomplished, and with every success, we raise the bar higher. Although we’ve been successful, there is still so much potential,” Smith said. “We have a great team that is focused and united. As a leader and as a shareholder, I’m excited about the future of Tyson Foods.”

Segment Performance Review (in millions)

Sales
(for the fourth quarter and 12 months ended September 28, 2013, and September 29, 2012)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2013	2012	Change	Change	2013	2012	Change	Change
Chicken	$3,160	$2,958	2.4%	4.3%	$12,296	$11,368	1.9%	6.1%
Beef	3,745	3,432	4.1%	4.8%	14,400	13,755	(1.8)%	6.6%
Pork	1,402	1,319	(5.6)%	12.6%	5,408	5,510	(3.6)%	1.9%
Prepared Foods	881	805	5.2%	3.9%	3,322	3,237	1.9%	0.7%
Other	(1)	43	n/a	n/a	46	167	n/a	n/a
Intersegment Sales	(293)	(242)	n/a	n/a	(1,098)	(982)	n/a	n/a
Total	$8,894	$8,315	1.5%	5.9%	$34,374	$33,055	(0.2)%	4.6%

Operating Income (Loss)
(for the fourth quarter and 12 months ended September 28, 2013, and September 29, 2012)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2013	2012	2013	2012	2013	2012	2013	2012
Chicken	$175	$138	5.5%	4.7%	$646	$484	5.3%	4.3%
Beef	162	117	4.3%	3.4%	296	218	2.1%	1.6%
Pork	68	68	4.9%	5.2%	332	417	6.1%	7.6%
Prepared Foods	16	39	1.8%	4.8%	101	181	3.0%	5.6%
Other	(5)	(8)	n/a	n/a	—	(14)	n/a	n/a
Total	$416	$354	4.7%	4.3%	$1,375	$1,286	4.0%	3.9%
All periods reported reflect a discontinued operation, which was part of our Chicken segment, recognized in fiscal 2013.

•
Chicken - Sales volumes grew due to increased domestic and international production driven by stronger demand for our chicken products. The increase in average sales price in the fourth quarter and 12 months of fiscal 2013 was due to mix changes and price increases associated with higher input costs. Since many of our sales contracts are formula based or shorter-term in nature, we were able to offset rising input costs through improved pricing and mix. Operating income was positively impacted by increased average sales price and volume, improved live performance and operational execution, as well as improved performance in our foreign-produced operations. These increases were partially offset by increased feed costs of approximately $30 million and $470 million for the fourth quarter and 12 months of fiscal 2013, respectively.

•
Beef - For the fourth quarter of fiscal 2013, sales volume rose as we increased production due to sufficient cattle supply and strong demand for our beef products. Sales volume decreased for the 12 months of fiscal 2013 due to less outside trim and tallow purchases. Average sales price increased due to lower domestic availability of fed cattle supplies, which drove up livestock costs. Operating income rose due to improved operational execution, less volatile live cattle markets and improved export markets.

•
Pork - Sales volume decreased as a result of balancing our supply with customer demand and reduced exports. Demand for pork products improved, which drove up average sales price and livestock cost despite a slight increase in live hog supplies.

While reduced compared to the prior year, operating income remained strong in the 12 months of fiscal 2013 despite brief periods of imbalance in industry supply and customer demand.

•
Prepared Foods - Sales volume increased as a result of improved demand for our prepared products and incremental volumes from the purchase of two businesses in fiscal 2013. Average sales price rose due to price increases associated with higher input costs. Operating income decreased, despite increases in sales volumes and average sales price, as the result of increased raw materials and additional costs incurred as we invested in our lunchmeat business and growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

Outlook
In fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2013 levels. Grain supplies are expected to increase in fiscal 2014, which should result in lower input costs. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity, share repurchases and dividends:

•
Chicken – We expect domestic chicken production to increase 3-4% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $500 million. Many of our sales contracts are formula based or shorter-term in nature, which allows us to adjust pricing when input costs fluctuate. However, there may be a lag time for price changes to take effect. For fiscal 2014, we believe our Chicken segment will be in or above its normalized range of 5.0%-7.0%.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 2-3% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment's profitability will be similar to fiscal 2013, but could be below its normalized range of 2.5%-4.5%.

•
Pork – We expect industry hog supplies to increase 1-2% in fiscal 2014 and exports to improve compared to fiscal 2013. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. As we continue to invest heavily in our growth platforms, we believe our Prepared Foods segment could be slightly below its normalized range of 4.0%-6.0% for fiscal 2014.

•
Sales – We expect fiscal 2014 sales to approximate $36 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production.

•	Capital Expenditures – We expect fiscal 2014 capital expenditures to approximate $700 million.

•	Net Interest Expense – We expect net interest expense will approximate $100 million for fiscal 2014.

•
Debt and Liquidity – Total liquidity at September 28, 2013, was $2.1 billion, well above our goal to maintain liquidity in excess of $1.2 billion. In October 2013, our 2013 notes, with a principal amount of $458 million, matured and we paid them off using cash on hand.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of September 28, 2013, 14.2 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

•
Dividends – On November 14, 2013, the Board of Directors increased the quarterly dividend previously declared on August 1, 2013, to $0.075 per share on our Class A common stock and $0.0675 per share on our Class B common stock. The increased quarterly dividend is payable on December 13, 2013, to shareholders of record at the close of business on November 29, 2013. The Board also declared a quarterly dividend of $0.075 per share on our Class A common stock and $0.0675 per share on our Class B common stock, payable on March 14, 2014, to shareholders of record at the close of business on February 28, 2014.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Sales	$8,894	$8,315	$34,374	$33,055
Cost of Sales	8,225	7,725	32,016	30,865
Gross Profit	669	590	2,358	2,190

Selling, General and Administrative	253	236	983	904
Operating Income	416	354	1,375	1,286
Other (Income) Expense:
Interest income	(2)	(3)	(7)	(12)
Interest expense	36	40	145	356
Other, net	(1)	(6)	(20)	(23)
Total Other (Income) Expense	33	31	118	321
Income from Continuing Operations before Income Taxes	383	323	1,257	965
Income Tax Expense	124	120	409	351
Income from Continuing Operations	259	203	848	614
Loss from Discontinued Operation, Net of Tax	—	(22)	(70)	(38)
Net Income	259	181	778	576
Less: Net Loss Attributable to Noncontrolling Interests	(2)	(4)	—	(7)
Net Income Attributable to Tyson	$261	$185	$778	$583
Amounts attributable to Tyson:
Net Income from Continuing Operations	261	207	848	621
Net Loss from Discontinued Operation	—	(22)	(70)	(38)
Net Income Attributable to Tyson	$261	$185	$778	$583
Weighted Average Shares Outstanding:
Class A Basic	277	288	282	293
Class B Basic	70	70	70	70
Diluted	370	363	367	370
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.77	$0.59	$2.46	$1.75
Class B Basic	$0.70	$0.53	$2.22	$1.57
Diluted	$0.70	$0.57	$2.31	$1.68
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.06)	$(0.20)	$(0.11)
Class B Basic	$—	$(0.05)	$(0.18)	$(0.09)
Diluted	$—	$(0.06)	$(0.19)	$(0.10)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.77	$0.53	$2.26	$1.64
Class B Basic	$0.70	$0.48	$2.04	$1.48
Diluted	$0.70	$0.51	$2.12	$1.58
Dividends Declared Per Share:
Class A	$0.050	$0.040	$0.310	$0.160
Class B	$0.045	$0.036	$0.279	$0.144

Sales Growth	7.0%		4.0%
Margins: (Percent of Sales)
Gross Profit	7.5%	7.1%	6.9%	6.6%
Operating Income	4.7%	4.3%	4.0%	3.9%
Income from Continuing Operations	2.9%	2.4%	2.5%	1.9%
Effective Tax Rate for Continuing Operations	32.5%	37.2%	32.6%	36.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 28, 2013	September 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$1,145	$1,071
Accounts receivable, net	1,497	1,378
Inventories	2,817	2,809
Other current assets	145	145
Total Current Assets	5,604	5,403
Net Property, Plant and Equipment	4,053	4,022
Goodwill	1,902	1,891
Intangible Assets	138	129
Other Assets	480	451
Total Assets	$12,177	$11,896

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$513	$515
Accounts payable	1,359	1,372
Other current liabilities	1,138	943
Total Current Liabilities	3,010	2,830
Long-Term Debt	1,895	1,917
Deferred Income Taxes	479	558
Other Liabilities	560	549

Total Tyson Shareholders’ Equity	6,201	6,012
Noncontrolling Interests	32	30
Total Shareholders’ Equity	6,233	6,042

Total Liabilities and Shareholders’ Equity	$12,177	$11,896

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months Ended
	September 28, 2013	September 29, 2012
Cash Flows From Operating Activities:
Net income	$778	$576
Depreciation and amortization	519	499
Deferred income taxes	(12)	140
Loss on early extinguishment of debt	—	167
Other, net	100	52
Net change in other current assets and liabilities	(71)	(247)
Cash Provided by Operating Activities	1,314	1,187

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(558)	(690)
Purchases of marketable securities	(135)	(58)
Proceeds from sale of marketable securities	117	47
Acquisitions, net of cash acquired	(106)	—
Other, net	39	41
Cash Used for Investing Activities	(643)	(660)

Cash Flows From Financing Activities:
Payments on debt	(91)	(993)
Net proceeds from borrowings	68	1,116
Purchases of Tyson Class A common stock	(614)	(264)
Dividends	(104)	(57)
Stock options exercised	123	34
Other, net	18	(7)
Cash Used for Financing Activities	(600)	(171)

Effect of Exchange Rate Changes on Cash	3	(1)

Increase (Decrease) in Cash and Cash Equivalents	74	355
Cash and Cash Equivalents at Beginning of Year	1,071	716
Cash and Cash Equivalents at End of Period	$1,145	$1,071

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended
	September 28, 2013	September 29, 2012

Net income	$778	$576
Less: Interest income	(7)	(12)
Add: Interest expense	145	356
Add: Income tax expense (a)	409	351
Add: Depreciation	474	443
Add: Amortization (b)	17	17
EBITDA	$1,816	$1,731

Total gross debt	$2,408	$2,432
Less: Cash and cash equivalents	(1,145)	(1,071)
Less: Short-term investments	(1)	(3)
Total net debt	$1,262	$1,358

Ratio Calculations:
Gross debt/EBITDA	1.3x	1.4x
Net debt/EBITDA	0.7x	0.8x

(a)	Includes income tax expense of discontinued operation

(b)
Excludes the amortization of debt discount expense of $28 million and $39 million for the 12 months ended September 28, 2013, and September 29, 2012, respectively, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		12 Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Reported net income from continuing operations per share attributable to Tyson	$0.70	$0.57	$2.31	$1.68

Less: $19 million recognized currency translation adjustment gain	—	—	(0.05)	—
Add: $167 million early extinguishment of debt charge	—	—	—	0.29

Adjusted net income from continuing operations per share attributable to Tyson	$0.70	$0.57	$2.26	$1.97

	Three Months Ended		12 Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Reported net income per share attributable to Tyson	$0.70	$0.51	$2.12	$1.58

Less: $19 million recognized currency translation adjustment gain	—	—	(0.05)	—
Add: $56 million impairment of non-core assets in China	—	—	0.15	—
Add: $167 million early extinguishment of debt charge	—	—	—	0.29
Add: $15 million impairment of non-core assets in China	—	0.04	—	0.04

Adjusted net income per share attributable to Tyson	$0.70	$0.55	$2.22	$1.91

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 18, 2013. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through December 18, 2013, at 866-475-8047. International callers may access the replay at 203-369-1520. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 28, 2013, Annual Report filed on Form 10-K.